Exhibit 1.01 Conflict Minerals Disclosure and Report
This report for the year ended December 31, 2014 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to Conflict Minerals (hereinafter defined) as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products.  “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this assessment.

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, it must submit a Form SD which describes the Reasonable Country of Origin Inquiry (“RCOI”) completed.

If a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Covered Countries, or if the registrant is unable to determine the country of origin of those Conflict Minerals, then the registrant must perform a due diligence review of the Conflict Minerals’ source and chain of custody. The registrant must annually submit a report, the Conflict Minerals Report (“CMR”), to the SEC that includes a description of those due diligence measures.

The report presented herein is not audited, as the Rule provides that if a registrant’s products are “DRC conflict undeterminable” in 2013 or 2014, the CMR is not subject to the requirement that an independent private sector audit be obtained.

1.                                      Company Overview

This report has been prepared by management of Gibraltar Industries Inc. (herein referred to as the “Company,” “we,” “us,” or “our”).

Gibraltar is a leading manufacturer and distributor of products that provide structural and architectural enhancements for residential homes, low-rise retail, other commercial and professional buildings, industrial plants, bridges and a wide-variety of other structures.

2.                                      Products Overview

We manufacture a variety of building products that focus on new residential housing construction, residential repair and remodeling activity, discrete and process manufacturing, highway and bridge construction markets, energy and power generation. Our products include roof and foundation ventilation products, mail and package storage products, rain dispersion products and roofing accessories, fabricated bar grating, expanded and perforated metal, plus expansion joints and structural bearings for roadways and bridges.

Gibraltar does not make purchases of raw ore or unrefined Conflict Minerals and makes no purchases in the DRC or any of the adjoining countries (“covered countries”). However, for a limited number of our products, the Company does purchase parts and components from suppliers, such as electronic components, motors, or other metals and substances which require the use of Conflict Minerals.

As a result, we determined that a small portion of our products, including electronically controlled ventilation products, powered ventilation products, motorized awnings, metal roofing products and electronically controlled parcel lockers, contain Conflict Minerals that are necessary to the functionality or production of these products. In addition, we determined that products subject to painting, galvanizing or further additional outside-processing to the end product, may contain Conflict Minerals.

3.                                      Supply Chain Overview

In order to manage the scope of this task, we relied upon our suppliers to provide information on the origin of any 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from sub-tier suppliers. We integrated responsible sourcing of minerals requirements with our Conflict Minerals Policy, and our supplier standard terms and conditions require that our suppliers comply with all applicable laws and government rules and regulations. Our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy and supplier terms and conditions.

We have performed a comprehensive analysis of our product components and supply chain. We defined the scope of our Conflict Minerals due diligence by identifying and reaching out to our current suppliers that provide components or engage in manufacturing activities that are likely to contain 3TG. We adopted the standard Conflict Minerals reporting templates established by the Conflict-Free Sourcing Initiative (“CFSI”) and conducted our Conflict Minerals due diligence communication survey with the suppliers who supplied components or engaged in manufacturing activities that were likely to contain 3TG.

4.                                      Reasonable Country of Origin Inquiry (RCOI) Due Diligence and Conclusion

We conducted an analysis of our products and found that 3TG can be found in our electronically controlled ventilation, powered ventilation, motorized awnings, metal roofing, electronically controlled parcel lockers, painted, galvanized and further outside-processed products. Therefore, we are subject to the reporting obligations of the Rule.

Despite having conducted a good faith reasonable country of origin inquiry and having conducted due diligence, as described herein, we have concluded that our supply chain remains “DRC conflict undeterminable”. We have reached this conclusion because we have been unable to determine the origin of all of the 3TG used in the aforementioned products.

Due to the breadth and complexity of our products and respective supply chains, it will take time for many of our suppliers to verify the 3TG content and origin of any 3TG minerals contained in them. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI program and continuing our outreach efforts, we hope to further develop transparency into our supply chain.

5.                                      Due Diligence Program

5.1.                            Conflict Minerals Program

We have developed and implemented a due diligence process to determine the origin of the 3TG used in our products, including:

·                  Developing policies and processes intended to prevent the use of Conflict Minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Covered Countries.

·                  Not knowingly procuring specified minerals that originate from facilities in the Covered Countries that are not “Conflict Free.”

·                  Expecting suppliers whose products contain Conflict Minerals to establish policies, due diligence frameworks, and management systems consistent with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk-Areas that are designed to accomplish this goal, and requiring their suppliers to do the same.

We believe in establishing and maintaining long-term relationships with suppliers whenever possible. However, if we determine that any supplier is, or a reasonable risk exists that it may be, violating this policy, then we will require the supplier to commit to devise and undertake a suitable corrective action plan to move to a “Conflict Free” source. If suitable corrective action is not taken, we will look to alternative sources for the products. Our efforts are not to ban procurement of minerals from the Covered Countries, but to assure procurement from responsible sources in the region. If we determine that any of the components of our products contain minerals from a mine or facility that is “Non-Conflict Free,” we will work towards transitioning to products that are “Conflict Free.”

5.2.                            Due Diligence Process

5.2.1.                  Design of Our Due Diligence and Description of the Due Diligence Process

Our due diligence processes and efforts have been developed in conjunction with the second edition of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD

Guidance”) and the related supplements for 3TG. We designed our due diligence process, management and measures to conform in all material respects with the framework OECD Guidance.

Our Conflict Minerals due diligence process includes: establishment of governance structures with cross functional team members and senior executives, communication to, and engagement of, suppliers, due diligence compliance process and measurement, record keeping and escalation procedures. We periodically report to the Audit Committee of our Board of Directors with respect to our due diligence process and compliance obligations.

5.2.2.                  Management Systems

As described above, we have adopted a company procedure which forms the basis of our system for managing Conflict Minerals.

5.2.3.                  Internal Team

We have established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Steering Committee (“Steering Committee”) led by our Vice President of Supply Chain & Business Process and our Director of Accounting & Reporting, and a team of subject matter experts from relevant functions such as finance, legal, and purchasing. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy and is led by the Steering Committee, who act as the Conflict Minerals program managers. A Conflict Minerals corporate audit team, independent of the Steering Committee and business units, is responsible for performing an in-house review of the Company’s due diligence procedures and vendor responses. Senior management is briefed about the results of our due diligence efforts on a regular basis.

5.2.4.                  Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have engaged purchasing leaders in each of our manufacturing businesses to solicit and archive the received supplier responses to our RCOI. Feedback from this engagement has allowed us to render the conclusions and statement annotated in this report.

5.2.5.                  Escalation Procedure

We have established a Conflict Minerals Policy and standard supplier terms and conditions forms. The supplier terms and conditions forms act as a mechanism for escalating any issues and concerns. Vendor responses were reviewed to evaluate the possible presence of Conflict Minerals in products sold to Gibraltar and the source of any Conflict Materials identified in these products. If the vendor did not respond to the Company’s initial request, multiple attempts were made to contact the vendor including sending a certified return receipt requested letter expressing the urgency of a response. All vendor responses were assessed for compliance with the Company’s policy on Conflict Minerals. A Conflict Minerals corporate audit team, independent of the Steering Committee and business units, performed an in-house review of the Company’s due diligence procedures and vendor responses. This team made recommendations to the Steering Committee and business units for process improvements, documentation requirements, and best practice procedures. Based on the review of the business units and the corporate audit team, responses determined to be unacceptable or otherwise incongruent with our Corporate policy were identified for additional inquiries with the respective vendor. We also created follow-up processes (including monthly conference calls attended by all members of the internal team and purchasing leaders, along with e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to our RCOI.

5.2.6.                  Maintain Records

We have established our due diligence compliance process and set forth documentation and record maintenance mechanisms to ensure the retention of relevant documentation in a structured electronic database.

5.3.                            Steps to be Taken to Mitigate Risk and Further Develop the Due Diligence Program

As we further develop our due diligence program, we intend to take the following steps to continue to mitigate any possible risk that the necessary Conflict Minerals in our products could finance or benefit armed groups in the Covered Countries:

·                  Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion.

·                  Identify new suppliers to be included in the program.

6.                                      Identify and Assess Risk in the Supply Chain

Because of our size, the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify actors downstream from our direct suppliers.

We have identified 1,621 total suppliers across both of our reportable segments. Of those, 844 are direct suppliers within the scope of our RCOI. Of the suppliers that are within the scope of our RCOI, we received 677 responses to our request for information. We have relied on these suppliers’ responses to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

7.                                      Design and Implement a Strategy to Respond to Risks

If applicable in the future, we will work with suppliers who are sourcing from “Non-Conflict Free” smelters to move towards using “Conflict Free” smelters within a reasonable time frame. The time frame will be dependent on the criticality of the specific part and the availability of alternative suppliers.

8.                                      Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we do rely upon industry (for example, EICC and CFSI) efforts to influence smelters and refineries to get audited and certified through CFSI’s CFS program.

9.                                      Report on Supply Chain Due Diligence and Results

9.1.                            Due Diligence Process

We conducted a survey of the active suppliers described above using the template developed jointly by the companies of the Electronic Industry Citizenship Coalition® (EICC®) and the Global e-Sustainability Initiative (GeSI), known as the CFSI Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s “Conflict Free” policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on CFSI’s website. The Template is being widely adopted by many companies in their due diligence processes related to Conflict Minerals.

9.2.                            Survey Responses

At the outset of our 2014 RCOI, we elected to review our entire list of suppliers of materials used in our manufacturing operations. During the process of our review, we identified 844 suppliers of direct materials who were within the scope of the RCOI. We created and maintain a database of this information in our business information systems database. We have received responses from 677 suppliers, and submitted follow-up requests for responses for the 167 remaining suppliers within the scope of our RCOI.

10.                               Conflict Minerals Status Analysis and Conflict Status Conclusion

Despite having conducted a good faith reasonable country of origin inquiry and further due diligence, we have concluded that our supply chain remains “DRC conflict undeterminable.” We have reached this conclusion because we have been unable to determine the origin of all of the 3TG used in all our products. Tracing minerals back to their mine of origin is a complex aspect of responsible sourcing in our supply chain.  We have determined that the information that we gathered from our supply chain represents the most reasonable known country of origin information available.